Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

Blade Air Mobility, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity(1)	Common Stock	Other	11,214,525	$3.3400	$37,456,513.50	0.00014760	$5,528.58

Total Offering Amounts					$37,456,513.50		$5,528.58

Total Fee Offsets							—

Net Fee Due							$5,528.58

(1)	Covers Common Stock, par value $0.0001 per share, of Blade Air Mobility, Inc. (“Common Stock”) under the Blade Air Mobility, Inc. 2021 Omnibus Incentive Plan (the “Incentive Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, an indeterminate number of additional shares of Common Stock that may be offered and issued under the Incentive Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions.
(2)	Calculated pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act based on a price of $3.3400 per share of Common Stock, which is the average of the high and low price per share of Common Stock as reported by the Nasdaq Capital Market on February 20, 2024.